Filed Pursuant to Rule 424(b)(3)

Registration No.  333-256209

Prospectus Supplement No. 1 to Reoffer Prospectus

of

MICT, Inc.

Up to 43,107,034 Shares of Common Stock

This Prospectus Supplement No. 1, dated August 12, 2021 (this “Supplement”), supplements the reoffer prospectus filed as part of the Registration Statement on Form S-3 filed by MICT, Inc. (the “Company”, MICT,” “us”, “our” or “we”) with the Securities and Exchange Commission (the “SEC”) on July 7, 2021 (the “Prospectus”), relating to the resale of common stock, par value $0.001 per share (the “Common Stock”), of the Company which may be offered and sold from time to time by Selling Stockholders, or their successors in interest (the “Selling Stockholders”), of our Common Stock. This Supplement covers 43,017,034 shares of common stock warrants (the “Shares”).

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “MICT”. On August 11, 2021, the closing sales price of our Common Stock on the Nasdaq Capital Market was $1.82 per share.

The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution” in the Prospectus. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. Brokers or dealers effecting transactions in these Shares should confirm that the Shares are registered under applicable state law or that an exemption from registration is available.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of Shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

You should carefully read and consider the risk factors under Item 1A beginning on page 31 of our Annual Report on Form 10-K for the year ended December 31, 2020 for risks relating to investment in the Company’s securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The information set forth under the caption “Selling Stockholders” in the Prospectus is amended and restated in its entirety as set forth below and is provided for the primary purpose of updating the table of Selling Stockholders contained in the Prospectus.

The date of this Supplement is August 12, 2021

SELLING STOCKHOLDERS

The following table sets forth the names of the Selling Stockholders (and/or the beneficial owners) and the number of Shares beneficially owned by each of them as of the date of this prospectus supplement.

The table below supplements or amends the table of Selling Stockholder contained on pages 10 and 11 of the reoffer prospectus dated July 7, 2021. Where the name of a Selling Stockholder identified in the table below also appears in the table in the reoffer prospectus, the information set forth in the table below regarding that Selling Stockholder supersedes the information in the reoffer prospectus. Information in the table below with respect to beneficial ownership has been furnished by each of the Selling Stockholders. The Shares are being registered to permit public secondary trading of the Shares, and Selling Stockholders may offer the Shares for resale from time to time. The Selling Stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, Shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below.

The following table further sets forth (i) the aggregate of the number of Shares held by each Selling Stockholder on or about the date of this Supplement (ii) the number of Shares that each Selling Stockholder may offer for sale from time to time pursuant to the Prospectus, as supplemented by this Supplement, whether or not such Selling Stockholder has a present intention to do so; and (iii) the number of Shares to be beneficially owned by each Selling Stockholder following the sale of all Shares that may be so offered pursuant to the Prospectus. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them under the Prospectus or this Supplement. Any changed information will be set forth in an amendment or supplement to the Prospectus or this Supplement, to the extent required by law.

Name of Selling Security Holder	Number of Shares Beneficially Owned Before the Offering	Number of Shares Offered for the Account of the Selling Stockholder	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Adebayo Oladipo Alaba	151,691	151,691	–	*
Adrian McAlpine	499,307	184,306	315,001	*
A.G.P./Alliance Global Partners	584,607	584,607	–	*
Alan Jones	4,500	4,500	–	*
Alastair Hunter	28,091	28,091	–	*
Altium Growth Fund, LP(1)	7,570,510	2,755,102	–	*
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(2)	7,570,510	2,755,102	4,815,408	4.0%
Ami Assets S.A.	90,000	90,000	–	*
Andrew Martin Sciama	2,037,174	454,597	1,582,577	1.3%
Anson Investments Master Fund LP(3)	5,677,883	2,066,327	3,611,556	3.0%
Anson East Master Fund LP(4)	1,892,627	688,775	–	*
Anthony Sultan	436,493	252,818	183,675	*
Armistice Capital Master Fund Ltd.(5)	7,570,510	2,755,102	–	*
Carltane (International) Limited	674,183	404,509	269,674	*
Carmelo Cataudella	68,588	68,588	–	*
Catherine Mercer	22,500	22,500	–	*
Cerys Hopkirk	224,727	224,727	–	*
China Strategic Investments Limited	1,746,791	74,711	1,672,080	1.4%
Christopher Baker	33,709	33,709	–	*
Christopher Fleet	90,000	90,000	–	*
Christopher Johnson	121,000	121,000	–	*
Cushman Holdings Limited	1,244,004	85,373	1,158,631	*
CVI Investments, Inc.(6)	2,755,103	2,755,103	–	*
Darren Mercer	11,620,939	5,620,939	6,000,000	5.0%
David Bassett	23,511	23,511	–	*
David Birenbaum	27,873	27,873	–	*
David Bocchi	374,148	374,148	–	*
David Langer	56,182	56,182	–	*
Deerwood Assets Limited	561,818	561,818	–	*
Don Godwin	45,000	45,000	–	*
East Anglia Investments	2,300,000	2,300,000	–	*
Emma Louise Kirby	112,364	112,364	–	*
Emanuel Cohen	37,164	37,164	–	*
Empery Asset Master LTD(7)	3,626,713	1,663,311	1,963,402	1.6%
Empery Tax Efficient III, LP(8)	1,626,232	625,369	1,333,930	1.1%
Empery Tax Efficient, LP(9)	867,508	466,422	2,251,369	1.8%
Ensco 1390 Limited	3,208,000	3,208,000	–	*
Ernest Bennett	67,500	67,500	–	*
Fiona Dreesmann	56,182	56,182	–	*
Gary John Sewell	28,091	28,091	–	*
Gaynor Charlotte	28,091	28,091	–	*
George Anagnostou	160,349	160,349	–	*
Graham Walker	9,000	9,000	–	*
Grant Mercer	135,000	135,000	–	*
Gregory Simidian	58,777	58,777	–	*
Grosvenor Bridging Loans Limited	258,436	129,218	129,218	*
Guy Stanley Collins	235,963	112,364	123,599	*
Hadron Alpha Select Fund	1,146,500	1,146,500	–	*
Hadron Master Fund	262,590	262,500	–	*
Haim Perry	112,364	112,364	–	*
Harry Ioannou	213,799	115,056	–	*
Hudson Bay Master Fund Ltd.(10)	7,570,510	2,755,103	4,815,407	4.0%
Ian Gray	1,103,911	794,547	309,364	*
Ian Sandler	100,000	46,000	54,000	*
Jack Barton	185,818	56,182	129,636	*
James Downes	1,800	1,800	–	*
James Tang	26,725	26,725	–	*
Jeremy Hyman Martell	298,115	298,115	–	*
Joan Beck	326,326	146,181	180,145	*
John Porter	36,000	36,000	–	*
Jonathan Clauge	112,364	112,364	–	*
Julia Prior Palmer	112,364	112,364	–	*
Keith Dearling	155,324	73,036	82,288	*
Keith Donofrio	80,175	80,175	–	*
Kevin Oleskewicz	5,346	5,346	–	*
Malcolm Webber	11,755	11,755	–	*
Marc Marot	29,389	29,389	–	*
Martin Abramson	85,909	85,909	–	*
Martin Rawlings	408,402	224,727	183,675	*
Matthew Russell	61,800	61,800	–	*
Melvyn Sandler	231,818	231,818	–	*
Michael Ernest Sciama	958,483	454,597	503,886	*
Michelle Frances Crellin	86,868	86,868	–	*
Michelle Henderson	36,000	36,000	–	*
Mike Howard	27,000	27,000	–	*
Mike Pennington	9,000	9,000	–	*
Morris Coore	9,000	9,000	–	*
Morris Mason	18,000	18,000	–	*
Nigel Johnson	90,000	90,000	–	*
Oliver Abrahams	1,800	1,800	–	*
Paul Levinson	89,891	89,891	–	*
Peter James Ungar	168,546	84,273	84,273	*
Peter Linas	77,000	77,000	–	*
Pugh Davies Properties Limited	248,728	112,364	136,364	*
Ray Turner	56,285	56,285	–	*
Richard Armstrong	67,500	67,500	–	*
Richard Green	28,091	28,091	–	*
Richard Nigel Sciama	860,427	356,541	503,886	*
RSI Consultancy Limited	223,636	223,636	–	*
Rulegale Nominees Limited	157,500	157,500	–	*
Russell Sidebottom	28,091	28,091	–	*
Simcha Shadmi	45,000	45,000	–	*
Simon Prior-Palmer Stephen Isaacs	2,442,042	917,973	1,524,069	1.3%
Stephen Garbutta	168,546	112,364	56,182	*
Steve Heaney	10,800	10,800	–	*
Stephen Henesy	224,727	224,727	–	*
Stuart Mercer	53,711	13,709	40,002	*
Sutton	124,500	124,500	–	*
The White Partnership LLP	61,236	11,236	50,000	*
Tim Steel	40,000	40,000	–	*
Todd Patrick	28,091	28,091	–	*
Tom Higgins	16,702	16,702	–	*
Zachary Grodko	53,450	53,450	–	*
Zachary Hirsch	21,379	21,379	–	*
Zulfiqur Al Tanveer Haider	112,364	112,364	–	*

*	Less than 1%

(1)	The securities to be registered for resale by Altium Growth Fund, LP include 2,755,102 Shares which are immediately exercisable at an exercise price of $2.80 per share and will expire five years from the date of issuance.

(2)	The securities to be registered for resale by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B include 2,755,102 Shares which are immediately exercisable at an exercise price of $2.80 per share and will expire five years from the date of issuance. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the Shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these Shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the Shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these Shares.

(3)	The securities to be registered for resale by Anson Investments Master Fund LP include 2,066,327 Shares which are immediately exercisable at an exercise price of $2.80 per share and will expire five years from the date of issuance.

(4)	The securities to be registered for resale by Anson East Master Fund LP include 688,775 Shares which are immediately exercisable at an exercise price of $2.80 per share and will expire five years from the date of issuance.

(5)	The securities to be registered for resale by Armistice Captial Master Fund Ltd. include 2,755,102 Shares which are immediately exercisable at an exercise price of $2.80 per share and will expire five years from the date of issuance.

(6)	The securities to be registered for resale by Heights Capital Management, Inc. include 2,755,103 Shares which are immediately exercisable at an exercise price of $2.80 per share and will expire five years from the date of issuance. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the Shares held by CVI and may be deemed to be the beneficial owner of these Shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the Shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the Shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.

(7)	The securities to be registered for resale by Empery Asset Master, LTD ("EAM"), include 1,663,311 Shares which are immediately exercisable at an exercise price of $2.80 per share and will expire five years from the date of issuance. Empery Asset Management LP, the authorized agent of EAM has discretionary authority to vote and dispose of the Shares held by EAM and may be deemed to be the beneficial owner of these Shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the Shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these Shares.

(8)	The securities to be registered for resale by Empery Tax Efficient III, LP ("ETE III"), include 625,369 Shares which are immediately exercisable at an exercise price of $2.80 per share and will expire five years from the date of issuance. Empery Asset Management LP, the authorized agent of ETE III has discretionary authority to vote and dispose of the Shares held by ETE III and may be deemed to be the beneficial owner of these Shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these Shares.

(9)	The securities to be registered for resale by Empery Tax Efficient LP ("ETE"), include 466,422 Shares which are immediately exercisable at an exercise price of $2.80 per share and will expire five years from the date of issuance. Empery Asset Management LP, the authorized agent of ETE has discretionary authority to vote and dispose of the Shares held by ETE and may be deemed to be the beneficial owner of these Shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the Shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these Shares.

(10)	The securities to be registered for resale by Hudson Bay Master Fund Ltd. include 2,755,102 Shares which are immediately exercisable at an exercise price of $2.80 per share and will expire five years from the date of issuance. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these Shares. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these Shares.

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